UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 30, 2023

Nogin, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40682	86-1370703
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 Flight Way STE 400, Tustin, California	92782
(Address of principal executive offices)	(Zip Code)

(949) 222-0209

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	NOGN	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50 per share	NOGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2022, Nogin, Inc. (the “Company”) entered into employment agreements (the “Employment Agreements”) with Jonathan Huberman (Chief Executive Officer, President and Chairman of the Board of Directors) and Shahriyar Rahmati (Chief Financial Officer and Chief Operating Officer) (each, an “Executive”).

In connection with entering into the Employment Agreements, the Compensation Committee of the Company’s Board of Directors (the “Committee”) also approved the grant to each Executive of an award of time-vesting restricted stock units covering 4,500,000 shares of the Company’s common stock (“Common Stock”) (for Mr. Huberman) and 4,000,000 shares of Common Stock (for Mr. Rahmati) (each, an “Initial RSU Award”).

The Committee believes that the Executives’ compensation packages over the terms of the Employment Agreements are key to maintaining the focus of the Executives’ visionary drive and leadership in the Company’s operations, strategy and growth.

Employment Agreements

The Employment Agreement for each Executive provides for an initial employment term commencing on August 29, 2022 and ending on the third anniversary thereof (the “Initial Term”), subject to automatic 12-month renewal periods until either party to the respective Employment Agreement delivers a notice of non-renewal to the other party prior to the expiration of the then-current employment term.

Under the Employment Agreements, Messrs. Huberman and Rahmati will have an annual base salary equal to $480,000 and $390,000, respectively, and an annual target performance bonus opportunity equal to 75% and 50%, respectively, of the Executive’s annual base salary rate for the applicable calendar year.

In addition to any annual bonus that Mr. Rahmati receives for calendar year 2023, under his Employment Agreement, Mr. Rahmati is entitled to receive a $150,000 bonus on the first regular payroll date following January 30, 2023 (the “Signing Bonus”). In the event that Mr. Rahmati resigns without “Good Reason” (as defined in the Employment Agreement) on or prior to August 29, 2023, Mr. Rahmati will be required to repay the Signing Bonus within 30 days of such resignation.

The Initial RSU Awards granted to the Executives in accordance with the Employment Agreements will vest in full on the last day of the Initial Term, subject to the applicable Executive’s continued employment with the Company on such date. Upon termination of the Executive’s employment by the Company without “Cause” or by the Executive with “Good Reason,” as each such term is defined in the applicable Employment Agreement, and in either case prior to the expiration of the Initial Term, the Initial RSU Award will vest in full as of the date of such termination. If the Executive resigns without Good Reason prior to vesting or is terminated by the Company for failing to perform substantial duties, the Executive will forfeit 100% of the Initial RSU Award. In the case of other terminations, in any case, prior to the expiration of the Initial Term, the Executive’s Initial RSU Award will vest pro-rata based on the number of months that the Executive was employed by the Company during the Initial Term.

In the event that an Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then in addition to payment of any accrued amounts and subject to the Executive’s timely executing a release of claims and continuing to comply with his restrictive covenant obligations, he will be entitled to receive twelve (12) months of his annual base salary, payable in installments over the 12-month period following such termination.

The severance described above and the treatment of the Initial RSU Award upon the termination of the applicable Executive’s employment is subject to such Executive’s timely execution and non-revocation of a release of claims, as well as his continued compliance in all material respects with restrictive covenants.

The foregoing description of the Employment Agreements is qualified in its entirety by reference to the full text of such agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statement and Exhibits.

(d)	Exhibits.

Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date

10.1	Employment Agreement, dated January 30, 2023, by and between Nogin, Inc. and Jonathan S. Huberman.

10.2	Employment Agreement, dated January 30, 2023, by and between Nogin, Inc. and Shahriyar Rahmati.

104	Cover Page Interactive Data File, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nogin, Inc.

Date: February 3, 2023	By:	/s/ Jonathan S. Huberman
	Name:	Jonathan S. Huberman
	Title:	Chief Executive Officer, President and Chairman of the Board of Directors

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